Exhibit 10.6

CREDIT FACILITY AGREEMENT

(Applicable to Working Capital Loans Where No Separate Loan Agreement is Required)

Agreement No.:

Lender (Party A): XXXX

Borrower (Party B): Wuhan Wodetong Supply Chain Technology Co., Ltd.

Upon application by Party B, Party A agrees to make available to Party B a credit facility for its use. Pursuant to applicable laws and following full consultation, Party A and Party B hereby enter into this Agreement on the following terms and conditions:

Article 1 Credit Facility

1.1 Under this Agreement, Party A shall make available to Party B a credit facility in the amount of RMB Thirty Million Only (including revolving and/or one-off facilities). Party B may apply for specific transactions in other currencies within such facility, with conversion based on the foreign exchange rate published by Party A at the time of the relevant transaction.

Where Party A (or any of its subsidiaries) and Party B have previously executed a Credit Facility Agreement under which specific transactions remain outstanding, such transactions shall automatically fall under this Agreement and shall directly utilize the credit limit herein.

1.2 The term of the facility shall be thirty-six (36) months, from June 20, 2025 through June 19, 2028. Party B must apply to utilize the facility during this period. Applications made after the expiry date shall not be accepted, unless otherwise expressly provided herein.

1.3 Types of credit transactions available under the facility shall include, but are not limited to, loans/order-based loans, trade finance, bill discounting, commercial acceptance bills, confirmed/discounted commercial acceptance bills, international/domestic letters of guarantee, customs duty and tax payment guarantees, corporate overdrafts, derivatives transactions, gold leasing, and any combination thereof.

“Trade Finance” shall include, but not be limited to, international/domestic letters of credit, import advances, delivery guarantees, import collection advances, packing loans, export advances, export negotiation, export collection advances, import/export remittance financing, insurance-backed financing, factoring, bill avalization, and other such businesses.

1.4 A revolving facility means the maximum aggregate principal balance of one or more of the aforementioned credit businesses that may be drawn, repaid, and re-drawn during the facility period.

A one-off facility means the cumulative utilization of credit transactions during the facility period may not exceed the one-off amount approved by Party A. Party B may not re-use amounts repaid under the one-off facility. Multiple transactions applied for by Party B shall cumulatively occupy the one-off facility until fully utilized.

Article 2 Utilization of the Credit Facility

2.1 Any specific credit transaction applied for by Party B and approved by Party A during the facility period shall automatically fall under this Agreement and shall reduce the available facility accordingly.

2.2 In factoring transactions where Party B is the debtor, the accounts receivable or payment obligations acquired by Party A from third parties shall occupy the facility. In factoring transactions where Party B is the creditor, the purchase price paid by Party A (from its own funds or other lawful sources) to acquire such receivables or instruments from Party B shall occupy the facility.

2.3 Where Party A, in accordance with its internal procedures, delegates other branches of Party B to reissue a letter of credit to the beneficiary, such issuance and any advances or guarantees under the letter of credit shall occupy the facility.

For import L/C transactions, if subsequent import advances occur under the same L/C, the L/C issuance and the import advance shall be deemed different stages under the same facility quota.

2.4 If Party B applies for issuance of a letter of guarantee in favor of a third-party beneficiary, such guarantee shall occupy the facility. Party B acknowledges that it shall bear primary repayment responsibility for any reimbursement obligations (including principal, interest, penalty interest, compound interest, default damages, and delay damages) arising from Party A’s performance under such guarantee.

Article 3 Conditions Precedent to Utilization

3.1 Prior to each utilization of the facility, Party B shall have completed all necessary internal approval procedures and provided Party A with the relevant documentation evidencing such approvals.

3.2 Party B shall have opened a settlement account with Party A and completed any other account-opening procedures as required.

3.3 Party B shall have provided guarantees, pledges, mortgages, or other forms of security acceptable to Party A, if such security is required by Party A.

3.4 Party B shall not be in breach of this Agreement or any other agreement executed with Party A.

3.5 Any other conditions precedent required by Party A for the specific credit transaction shall have been satisfied.

Article 4 Interest Rates, Fees, and Settlement

4.1 The interest rate applicable to each utilization under this facility shall be determined in accordance with the relevant agreements executed separately for each specific credit transaction.

4.2 Unless otherwise agreed, Party B shall pay all relevant fees (including, without limitation, handling charges, acceptance fees, commitment fees, guarantee fees, and any other service-related fees) in accordance with Party A’s prevailing schedule of charges.

4.3 Unless otherwise agreed, interest shall accrue on the basis of the actual number of days elapsed and a 360-day year.

4.4 All payments by Party B to Party A shall be made in full, without deduction or set-off, and shall be free and clear of any withholding or taxes, unless required by applicable law. If any withholding or deduction is required, Party B shall increase the amount of its payment so that Party A receives the full amount it would have received absent such withholding or deduction.

Article 5 Representations and Warranties

Party B hereby represents and warrants to Party A that:

5.1 Party B is duly incorporated, validly existing, and in good standing under the laws of its place of incorporation, and has full power and authority to enter into and perform this Agreement.

5.2 The execution, delivery, and performance of this Agreement by Party B have been duly authorized, and this Agreement constitutes legal, valid, and binding obligations of Party B enforceable against it in accordance with its terms.

5.3 The execution and performance of this Agreement will not violate any law, regulation, order, or contract binding upon Party B.

5.4 All documents, information, and financial statements provided by Party B to Party A are true, accurate, and complete in all material respects, and Party B has not withheld any information that may have a material impact on Party A’s decision to grant the facility.

5.5 Party B is not subject to any litigation, arbitration, administrative, or other proceedings that may materially affect its ability to perform its obligations hereunder.

Article 6 Covenants of Party B

6.1 Party B shall duly repay principal, interest, and all related fees in accordance with this Agreement and the specific terms of each utilization.

6.2 Party B shall use the facility for lawful purposes only, and shall not use the facility for investments prohibited by laws, regulations, or policies, including but not limited to fixed asset investment projects restricted by state policies.

6.3 Party B shall provide Party A with its financial statements and other relevant information on a regular basis or upon request by Party A.

6.4 Party B shall promptly notify Party A in writing of any of the following events:

●	changes to its articles of association, registered capital, business scope, or legal representative;

●	mergers, divisions, reorganizations, joint ventures, equity transfers, or material asset transfers;

●	major financial difficulties, deterioration in operating conditions, or other circumstances that may materially affect its ability to perform its obligations;

●	involvement in major litigation, arbitration, administrative penalties, or other material disputes.

6.5 Party B shall cooperate with Party A’s review and supervision of its use of the facility.

Article 7 Events of Default

7.1 Any of the following shall constitute an Event of Default under this Agreement:

●	Party B fails to pay any amount when due under this Agreement or any related agreement;

●	Party B breaches any other provision of this Agreement;

●	any representation or warranty made by Party B proves to be untrue, inaccurate, or misleading in any material respect;

●	Party B suspends or ceases business operations, is declared bankrupt, enters into restructuring, liquidation, or dissolution proceedings;

●	Party B’s financial condition deteriorates materially, or Party B is otherwise unable to pay its debts as they fall due;

●	any guarantor, pledgor, or mortgagor under this Agreement breaches its obligations.

7.2 Upon the occurrence of any Event of Default, Party A shall be entitled to:

●	suspend or terminate Party B’s right to utilize the facility;

●	declare all outstanding obligations under this Agreement immediately due and payable;

●	enforce any security provided under this Agreement;

●	take any other remedial measures permitted by law.

Article 8 Governing Law and Dispute Resolution

8.1 This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

8.2 Any disputes arising out of or in connection with this Agreement shall be submitted to the people’s court having jurisdiction in the location of Party A.

Article 9 Effectiveness, Amendment, and Termination

9.1 This Agreement shall become effective upon execution and stamping by both Parties.

9.2 Any amendment or supplement to this Agreement shall be made in writing and signed by both Parties. Such amendment or supplement shall form an integral part of this Agreement and have the same legal effect.

9.3 Termination of this Agreement shall not affect the rights and obligations of the Parties that arose prior to termination.

Article 10 Miscellaneous

10.1 Unless otherwise agreed, notices under this Agreement shall be delivered in writing by hand, by mail, by fax, or by other means confirmed by both Parties.

10.2 This Agreement is executed in two counterparts, with each Party holding one counterpart. Both counterparts shall have equal legal effect.

Party A (Lender):

Authorized Representative (Signature/Seal):

Contact Address:

Party B (Borrower):	Wuhan Wodetong Supply Chain Technology Co., Ltd.

Authorized Representative (Signature/Seal):	Yu Zhang

Contact Address:	4th Floor, Section 4-56, Building C, Comprehensive Bonded Zone, 8MC Plot No. 69, Checheng South Road, Wuhan City, Hubei Province

Date:	June 26, 2025

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